Exhibit 10.32

FIRST AMENDMENT TO

SUNNOVA ENERGY CORPORATION 2013 STOCK OPTION PLAN

(As Effective December 20, 2013)

Sunnova Energy Corporation, a Delaware corporation (the “Company”), having previously adopted the Sunnova Energy Corporation 2013 Stock Option Plan as effective December 20, 2013, and as thereafter amended (the “Plan”), and having the right to amend the Plan under Section 2(b) of the Plan, does hereby amend the Plan as follows, effective as of March 11, 2016:

1. Section 12 is amended by adding a definition of “Consultant” to read as follows:

“‘Consultant’ shall mean shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.”

2. The definition of “Continuous Service” under Section 12 is amended in its entirety to read as follows:

“‘Continuous Service’ means that the Option Holder’s service with the Company or an Affiliate, whether as an Employee or Director, is not interrupted or terminated. A change in the capacity in which the Option Holder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the Entity for which the Option Holder renders such service, provided that there is no interruption or termination of the Option Holder’s service with the Company or an Affiliate, shall not terminate an Option Holder’s Continuous Service provided, however, if the Entity for which an Option Holder is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Option Holder’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to an Employee of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Option only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Option Holder, or as otherwise required by law.”

IN WITNESS WHEREOF, Sunnova Energy Corporation has executed this Amendment this 16th day of March, 2016 to be effective as specified above.

SUNNOVA ENERGY CORPORATION

By:	/s/ William J. Berger

Name:	William J. Berger
Title:	Chief Executive Officer

Signature Page to First Amendment to

Sunnova Energy Corporation 2013 Stock Option Plan